Exhibit 4.14

Unprotected Rent Agreement

Made and signed

on March 28, 2010

Between

Nahalot Bareket – Agricultural Cooperative Ltd.

AC No. 570048637

POB 297, Lod Airport 70100

Tel: 03-9791904 Fax: 03-9793771

(Hereinafter: "The Renter")

On one hand;

And

RRsat Global Communications Network Ltd.

Company No.: 510896293

From 4 Hagoren Street, Omer Industrial Park

Tel: 08-8610000 Fax: 08-2610005

(Hereinafter: "The Tenant")

On the other hand;

A.	WHEREAS
The Renter declares that it is entitled to be registered as owner of the rights in the plot by virtue of an agreement it made with Moshav Bareket pursuant to the Development Agreement signed between the Administration and Moshav Bareket and pursuant to a lease agreement to be signed between the Renter and the Administration in connection with the plot;

B.	WHEREAS
The Tenant wishes to lease the Leasehold from the Renter AS IS, subject to the Renter's representations in this agreement, excluding any concealed defect and/or fault, for the period, time and conditions set forth in this agreement, after it inspected the Leasehold and found it suitable for its needs;

C.	WHEREAS	The Renter is willing to rent the Leasehold to the Tenant provided that the rent is unprotected rent which is not subject to the various Tenant Protection Laws;

D.	WHEREAS	The parties wish to regulate the rental of the Leasehold to the Tenant and their rental relationship in this agreement;

NOW, THEREFORE, the parties hereto hereby stipulate and agree as follows:

1.	Definitions

In this agreement the following terms and expressions shall have the meaning written next to them unless otherwise required by the context:

1.1	"the Renter" - Nahalot Bareket – Agricultural Cooperative Ltd. No. 570048637.

1.2	"the Tenant" - RRSAT Global Communications Network Ltd.

1.3	"the Administration"- Israel Land Administration.

1.4	"the Local Council" - Hevel Modi'in Regional Council.

1.5	"the Local Committee" – Lodim Local Planning and Building Committee.

1.6	"the Property" – a land of approximately 692 dunam situated at the north part of El Al Junction within the borders of the Local Council.

1.7
"Airport City Project" – Airport City Project which is planned and built on the Property, as approved by the competent planning authorities according to the urban building plan (T.B.P) and the changes that shall occur therein from time to time.

1.8
"the Detailed T.B.P" or "the T.B.P" – detailed layout changing plan no. GZ-566, changing it to plan R-6 and to detailed plan MSM/57 (GZ) and specific amendment to the T.B.P as part of urban building plan under the authority of the Local Committee, also known as GZ/MK/566/1.

1.9
"the Plot" – part of a plot known as block 6832, parcel 28 (part), plot 4, according to the T.B.P marked with the letter A on the blueprint attached as Appendix A to this agreement and which is delineated in yellow.

1.10
"the Building" or "the Structure" – an office building of approximately 4,560 sq m gross (including the internal space which is rented and together with the full area of the external walls, including the external coating covering the external walls, the area of the posts and crossbeams attached to the external walls, even if they stick out from the external walls line, and the area delineated by the external walls, posts and crossbeams, main areas and service areas) which is built on a plot, known as Bareket House 1. The Building consists of 5 office floors (ground floor and 4 floors) and 125 unroofed parking spaces according to the parking standard in force in respect of offices for the hi-tech technology.

1.11	"the Leasehold" – means the sum of all the areas specified under this section:

1.11.1	Area of 985 sq m offices on the entire fourth floor in the Building (hereinafter: "the Fourth Floor"). Attached is a blueprint of the Fourth Floor marked as Appendix B1.

1.11.2	Area of 490 sq m on the third floor in the Building (hereinafter: "the Third Floor". Attached is a blueprint of the Third Floor marked as Appendix B2.

1.11.3
35 parking spaces in the parking lot of Bareket buildings 1 and 2 which shall be centralized, as much as possible, in one compound, with the exception of two parking spaces which shall be located near the entrance to the Building. Attached is a blueprint of the location of the parking spaces marked as Appendix B3. The Renter shall signpost, at its own expense, the shops rented to the Tenant.

1.12
"the Purpose of Rent" – the Leasehold shall be used by the Tenant for the purpose of managing its offices and/or computer rooms and not for any other purpose and according to the specification of the T.B.P. provisions specifying the permitted designations and uses in the Plot and as set forth in Section 9 hereunder.

1.13	"the Rent" – the rent for the Leasehold, as set forth in Section 13 hereunder.

1.14	"the Basic Index" – the consumers' price index, as published by the Central Bureau of Statistics, which is known on the date of signing hereof.

1.15
"the New Index" - the consumers' price index known on the date of actual payment of any amount which was determined according to the consumers' price index published by the Central Bureau of Statistics on the date of payment.

1.16
"the Linkage Mechanism" – if on the date of payment it transpires that the New Index has increased in comparison to the Basic Index, the Tenant shall pay the Rent to the Renter when it is linked to the New Index. If the New Index is lower than the Basic Index, the Rent shall be paid when it is linked to the Basic Index.

1.17	"Obligatory Payments" – mean any tax, fee, levy and other payment of any kind which must be paid, pursuant to any law, to any of the governmental and/or local authorities.

1.18
"Interest for Delay" – in respect of any delay in payment, namely – interest at the maximal rate prevailing during the period of arrears at Bank Leumi LeIsrael Ltd., due to overdraft beyond an approved credit line in NIS current loan accounts.

1.19	"the Terms of Payment" – the terms of payment for the Leasehold, as set forth in Section 13.2 hereunder.

1.20
"Force Majeure" – namely, war, general mobilization, earthquake, flood,  stoppage or general strike of the entire economy or of the entire industry and/or cease of works resulting from governmental or municipal order which do not derive from the Renter's deed or failure, or bureaucratic  problems at the Local Authority and/or other authorities which are expected to provide the approvals, permits, Form 4 and certificate of occupancy for the Building and which are not under the Renter's control,  or as a result of shortage of workers or building materials or any other body which may affect the non performance or cease of works and is not under the Renter's control, which actually prevent or deter the further Building construction works.

1.21	"Date of Delivering Possession in the Leasehold" – the date determined in Section 10 hereunder.

1.22	"the Term of Rent" – a 60-month period, as defined in Section 11 hereunder, commencing on the Date of Delivering Possession, as defined in Section 13.2 hereunder.

1.23
"Management of Leasehold" – the Leasehold shall be managed by the Renter and/or a management company on its behalf, for the purpose of rendering services of maintenance, operation and repair to the Building, its facilities and the common property therein, including gardening, lighting, air-conditioning, operation of elevators, Building security etc., everything as set forth in the Leasehold and Building Management Agreement attached to this agreement as Appendix C.

1.24
"Leasehold Management Fee" – an amount of 14.4 NIS per sq m per month (or as shall be updated form time to time pursuant to the terms of the Leasehold Management Agreement), which shall be paid to the Renter and/or the management company on its behalf, pursuant to the terms of the Leasehold Management Agreement and the remainder provisions of this agreement.

1.25
"Airport City Management" – the Airport City compound is managed and/or shall be managed by Airport City Management and Maintenance (1999) Ltd., everything as set forth in the Airport City Management Agreement attached to this agreement as Appendix D, which shall be signed by the Tenant for the purpose of entering into an attachment with Airport City Management for rendering services in the public spaces of Airport City Project.

1.26
"Management Fee – Airport City" – an amount of 4.5 NIS per sq m per month (or as shall be updated from time to time pursuant to the Leasehold Management Agreement) which shall be paid to Airport City Management, pursuant to the terms of the Airport City Management Agreement, as shall apply to all the buildings in Airport City.

2.	Appendixes

The following appendixes are attached to this agreement as an integral part thereof:

Appendix A – Plot blueprint

Appendix B1 – Leasehold blueprint – Third Floor

Appendix B2 – Fourth Floor blueprint

Appendix B3 – parking lot blueprint – deleted

Appendix C – Leasehold and Building Management Agreement

Appendix D – Airport City Management Agreement

Appendix E – Insurance confirmation

Appendix F – Promissory note – deleted

Appendix G – Irrevocable confirmation and authorization - deleted

Appendix H – Building maintenance procedure

3.	Preface, appendixes, headings

3.1	The Preface and appendixes to this agreement are an integral part thereof, they constitute part of the terms thereof and they shall be construed together therewith.

3.2
The headings of the sections in this agreement are for convenience purposes only. They are not part of the provisions of this agreement and they shall not be relevant to the construction of this agreement or any part thereof.

3.3	In this agreement singular denotes plural and masculine denotes feminine.

4.	Capacity

The Renter declares and confirms that:

4.1
According to its basic documents it is authorized to enter into this agreement and execute it and the person authorized and competent to sign this agreement in its name following the confirmation of the Renter's executive committee, is Amit Hillel, and his signature, together with the Renter's stamp, binds it for all intents and purposes.

4.2
Subject to the confirmation of the Renter's executive committee, it may enter into this agreement pursuant to any law and its entering into this agreement and fulfilling its undertakings pursuant thereto do not breach any of its undertakings to any third party.

The Tenant declares and confirms that:

4.3
According to its articles of association it is authorized to enter into this agreement and execute it and the persons authorized and competent to sign this agreement in its name are its signatories and their signatures, together with the Tenant's stamp, bind it for all intents and purposes, including for the purpose of signing hereof.

4.4
In accordance with its articles of association the Tenant's management duly approved its entering into this agreement and the fulfillment of its undertakings in accordance therewith and/or as deriving therefrom.

4.5
The Tenant confirms that it knows that this agreement is subject to the approval of the Renter's executive committee regarding the Renter entering into this agreement, and that this condition is a pending warranty in respect of this agreement. In case the Renter's executive committee fails to approve its entering into this agreement, this agreement shall be cancelled without any of the parties having any claim against the other. Following the approval and signing of this agreement by the Tenant, the agreement shall be forwarded for the discussion and decision of the Renter's executive committee at the following committee meeting to be held following signing of the agreement, and the Renter shall notify the Tenant as to the decision of the executive committee not later than 7 days as of the date of discussing and deciding regarding the Renter entering into an attachment with the Tenant pursuant to this agreement.

4.6
It may enter into this agreement pursuant to any law and its entering into this agreement and fulfilling its undertakings pursuant thereto do not breach any of its undertakings to any third party, and there is no hindrance pursuant to any law and/or agreement and/or otherwise to enter into this agreement with the Renter and to fulfill its undertakings.

5.	Renter's representations

The Renter warrants and represents as follows:

5.1
The Renter is entitled and has the right, pursuant to an entrepreneurship agreement it signed with the Moshav (as defined above), to sign a lease agreement with the Administration in connection with the Plot following the completion of assigning the rights from Bareket – Hapoel HaMizrachi Workers Agricultural Cooperative Moshav Ltd. (hereinafter: "the Moshav") into the name of the Renter. The Moshav is a party to a valid Development Agreement with the Administration as a right holder in the Property which is under the Administration's ownership, for the purpose of developing real estate and building thereon, on scheduled dates, as a condition to signing a lease agreement with the Renter under the acceptable terms at the Administration from time to time. The rights and obligations pursuant to the Development Agreement have been assigned from Moshav Bareket to the Renter. The Moshav complied with all the terms of the Development Agreement it had signed with the Administration and there is no hindrance that the Administration should sign a 99-year lease agreement with the Renter.

5.2	That its rights in the Property and in the Plot are clean of any debt, lien, foreclosure and any third party rights, except for a lien in favor of Bank Leumi LeIsrael.

5.3
The Building was built on the Plot in accordance with the general and detailed design and according to the provisions of any law, including the provisions of the Planning and Building Law, 5725-1965, the Building was provided with legal building permits and Form 4, and the Leasehold may be used for the uses the Tenant intends to use the Leasehold for according to the Purpose of Rent.

5.4	That there is no legal and/or contractual and/or other hindrance to its entering into this agreement, and that the Leasehold may be used for the Purpose of Rent as defined in this agreement.

5.5
No demolition order of any kind and/or no injunction for preventing the use of the Leasehold or any part thereof was issued in respect of the Leasehold or any part thereof, and to the Renter's bets knowledge, the authorities have no grounds for applying for or being granted such orders.

5.6
The Renter declares that the Tenant shall have pre-emptive rights to receive Additional Areas to become available in Bareket buildings or 1 or 2 at Airport City, which shall be given away at the market price at the time, subject to the Tenant's compliance with all the terms of this agreement.

6.	Tenant's representations

The Tenant warrants and represents as follows:

6.1	That it has the monetary ability and financial stability enabling it to fulfill its monetary undertakings towards the Renter pursuant to this agreement.

6.2
That its representatives visited the Leasehold, the Building and its surroundings, saw and inspected the physical and legal condition thereof, the Detailed T.B.P. and the blueprints of the Plot, of the Building and of the Leasehold, the building permit, the general plan and the technical specification attached and the Renter's other representations, everything in the eyes of the Tenant, and that they examined all of them and the rights related thereto, and found them suitable for its purposes, and it waives any claim due to fault and/or defect and/or choice and/or other claim in respect of all the aforesaid, with the exception of concealed defect or fault.

7.	Inapplicability of the Tenant Protection Law

The Tenant states and confirms that:

7.1
It is aware that the Leasehold and the Building where it is located are new Leasehold and Building which were constructed after 1968, such that on the date of commencement of the Tenant Protection Law (Various Provisions), 5728-1968, the Tenant was not entitled to hold the Leasehold and/or after said date the Leasehold was evacuated from any tenant entitled to hold it.

7.2
It has not paid or undertaken to pay in any way or form and the Renter has not received nor has it undertaken to receive in any way, any key money and/or other payment due to and/or in connection with renting the Leasehold, except for the Rent pursuant to this agreement, and the Tenant hereby agrees that it shall be entitled to no key money and/or other payment and/or remuneration and/or compensation of any kind, when and/or as a result of evacuating said Leasehold.

7.3
The provisions of the Tenant Protection Law (Combined Version), 5732-1971, including all its past and future amendments and/or any other law and/or regulation for the protection of tenants, shall not apply to renting the Leasehold by the Tenant pursuant to this agreement, and the Tenant is not and shall not be a protected tenant and/or entitled to any right pursuant thereto. Without derogating from the generality of the aforesaid, the provisions of any law, which restrict the Renter's right to evacuate the Tenant from the Leasehold, shall not be applicable following the termination of the Term of Rent, even if the Tenant Protection Law and/or any other law or regulation is altered, and the Tenant shall be obligated to evacuate the Leasehold at the end of the Term of Rent pursuant to this agreement and/or upon the termination thereof according to the conditions of this agreement, without the Tenant being entitled to any payment and/or right from the Renter and/or from any third party in consideration of and/or following the evacuation.

8.	Tenant's undertakings

8.1	To keep the Leasehold throughout the Term of Rent in a good, proper and clean condition as it was upon receipt thereof, with the exception of reasonable wear and tear.

8.2
To keep the Leasehold in a proper condition, including equipment and/or facilities with which the leasehold was equipped and including the equipment and/or facilities serving the Leasehold which are situated in its surroundings. Without derogating from the aforesaid, the Tenant undertakes to maintain the Leasehold and its systems according to the provisions of the Management and Building Maintenance Proceeding Agreement attached to this agreement as Appendix H. The Tenant also undertakes to manage its business in the Leasehold according to the operation system data as were defined for the security consultant and according to which the operation systems have been installed, including fire fighting system in the Leasehold.

8.3
The Tenant undertakes to comply with the instructions of the Renter and the competent authorities relating to fire fighting and prevention procedures, home front command, security and defense, and it shall acquire, at its own expense, according to the instructions of said bodies, all the prevention and security equipment required for the implementation of and compliance with said instructions. The Tenant shall present to the Renter confirmations from the Fire Brigade and the Home Front Command, including periodical confirmations due to works preformed by the Tenant in the Leasehold, subject to Section 18 hereunder.

8.4
The Tenant is aware of and agrees that should it fail to comply with its undertakings pursuant to Section 8.3, the Renter shall act in its place and carries out all the requirements of the competent authorities, and it may, according to the expenses it incurs, forfeit the guarantee according to the terms specified in Section 29 hereunder.

8.5
The Tenant declares that it is aware that the duration of the Term of Rent is an essential term of this agreement, and therefore, it undertakes not to shorten and/or terminate the Term of Rent without the Renter's prior, written approval. The Tenant's leaving the Leasehold and/or ceasing to use it and/or evacuating the Leasehold or part thereof prior to the end of the Term of Rent shall not release the Tenant from its undertakings pursuant to this agreement, and the Tenant's undertakings shall remain in force as if it continues to hold the Leasehold. If the Tenant leaves the Leasehold prior to the end of the Term of Rent, due to any reason, the Tenant shall continue to pay the Renter the full Rent for the Leasehold as well as all the other payments pursuant to the provisions of this agreement, until the end of the Term of Rent, unless the Tenant provides and/or the Renter enters into an attachment with an alternative tenant replacing the Tenant in anything related to this agreement, as set forth in Section 25.5.

8.6
The provisions of this Section shall also apply to payment of rates to the local authority, management fee the Tenant must pay the management company, and Management Fee – Airport City as set forth in this agreement, as well as the other financial charges imposed on the Tenant as holder of the Leasehold and/or pursuant to the provisions of this agreement, until the date of finding an alternative tenant.

8.7
To keep and comply with all the provisions, laws, bylaws, regulations, orders and urban building plans of any competent authority which are and/or shall be applicable to the Leasehold and/or to using the Leasehold, and to receive any permit and/or license, if any is required, for the purpose of using the Leasehold and subject to the Renter's written, prior consent, to the extent that it is required pursuant to the law and/or this agreement and according to the Purpose of Rent as stated in Section 9 hereunder. The Renter shall agree to receive any permit or license and shall only object due to reasonable, acceptable reasons.

8.8
The Tenant shall be solely and exclusively liable to any claim and/or complaint and/or demand and/or accusation in connection with the way of operating its business and/or failures and/or deeds deriving from the activity in and/or holding the Leasehold.

8.9
To keep the Leasehold and systems thereof as required and bound by the nature of the Building as an advance office building in Airport City and to reasonably and responsibly use the Leasehold, in such way so as not to cause any nuisance and/or inconvenience in the Leasehold and its surroundings and pursuant to the provisions of this agreement.

8.10
In addition to Section 8.9 above, the Tenant undertakes to keep the Leasehold and its surroundings clean and to manage its business in the Leasehold within the Leasehold only. The Tenant shall pay all the fines imposed thereon and/or on the Renter by the municipal and/or state authorities, if such are imposed due to breaching the provisions of this Section. In case any fine is imposed on the Renter due to the Tenant's failures or deeds, the Tenant shall indemnify the Renter at the full amount of such fines, and provided that the Renter informs the Tenant of such fines in advance and allows it to defend against them.

8.11
The Tenant declares and undertakes that in case it fails to keep the Leasehold in the condition, standard and quality as specified in this agreement and/or fails to repair damages and/or defects in the Leasehold that require repair due to its actions and/or failures, the Renter may, but is not obligated to, immediately perform any repair and take any action as it sees fit for the purpose of repairing the damages and/or reinstating the Leasehold to its standard as at the Date of Delivering Possession therein to the Tenant (following performing the agreed improvements in the Leasehold pursuant to the provisions of this agreement), except for reasonable wear and tear.

9.	Purpose of Rent

9.1
The Tenant hereby declares and undertakes that the Leasehold shall only use for the Purpose of Rent and not for any other purpose, without the Renter's prior written approval. The Tenant undertakes not to make and not to allow others to make other uses in the Leasehold, which are not indicated in this agreement.

9.2	Without derogating from the aforesaid, the Tenant shall not:

9.2.1	Carry out in the Leasehold any work which causes unreasonable noise or smoke.

9.2.2	Use the Leasehold for uses which are forbidden by any law.

9.3
If using the Leasehold according to the Purpose of Rent requires a legal permit, the Tenant undertakes to obtain such permit at its own expense. The Tenant shall bear any liability due to the management of an unlicensed business in the Leasehold in case such license in required.

10.	Date of Delivering Possession in Leasehold

10.1
The Date of Delivering Possession in the Leasehold is the date notified to the Tenant by the Renter in writing ten (10) days in advance, provided that this date shall not be earlier than 1.5.2010 and not later than 1.6.2010 (hereinafter: "the Date of Delivering Possession"). On the Date of Delivering Possession the keys to the Leasehold shall be given to the Tenant and the Leasehold shall be empty of any person and object.

10.2
The parties set the effective date for the purpose of starting payment of all the payments imposed on the Tenant pursuant to the provisions of this agreement, except for the Rent, as the Date of Delivering Possession. The start date of paying the Rent is at the end of the grace period, as specified in Section 13.3 hereunder.

10.3	The Tenant undertakes to report the Local Council of the agreement.

10.4
To remove any doubt, possession in the Leasehold shall be delivered subject to completing all the Tenant's undertakings towards the Renter pursuant to this agreement, which should be fulfilled prior to the Date of Delivering Possession.

11.	The Term of Rent

The Term of Rent is 60 months starting on the Date of Delivering Possession (hereinafter: "the Term of Rent").

12.	Options

12.1
The Tenant is hereby given a right (hereinafter: "the Option") to extend the Term of Rent for additional 60 months beginning at the end of the Term of Rent stated in Section 11 above and ending at the end of 60 full months (hereinafter: "the Term of First Option").

12.2
In addition, the Tenant has a right to extend the Term of First Option for additional 60 months beginning at the end of the Term of First Option and ending at the end of 60 full months (hereinafter: "the Term of Second Option").

12.3	Realization of the option is subject to the Tenant delivering a notice in this regard to the Renter 120 days in advance prior to the end of the Term of Rent regarding its wish to realize the option.

12.4
Realizing the option is subject to the Tenant having fulfilled throughout the entire Term of Rent all the terms of this agreement, including payment of Rent, Management Fee, Management Fee – Airport City and all its other charges in full and in a timely manner, and subject to the provision of confirmations to the Renter regarding the non-existence of any such debt and/or confirmations regarding having made the payments at the Renter's satisfaction, and provided it fulfills all its undertakings pursuant to this agreement until the end of the Term of Rent and subject to extending the Bank Guarantee stated in Section 29.1 for an additional period ending 60 days from the end of the Term of Option.

12.5	The parties agree that during the Term of First Option the Tenant shall pay the Renter an addition of [ * * * ] to the Rent according to its value on the date of the end of the Term of Rent.

12.6	The parties agree that during the Term of Second Option the Tenant shall pay the Renter an addition of [ * * * ] to the Rent according to its value on the date of the end of the Term of First Option.

12.7
In addition, the Tenant is given the right of first refusal to rent any other area which shall become available in the Building ("Additional Area"). In this connection, the Renter undertakes to inform the Tenant of any Additional Area and offer the Tenant to rent it at such price to be indicated by the Renter in its notice, prior to the publication of the Additional Area or proposing it to any third party. If the Tenant notifies the Renter that it is not interested in leasing the Additional Area or if it fails to reply to the Renter's proposal within thirty (30) days, the Renter may enter into an agreement with any third party for leasing the Additional Area. However, if the Tenant proposes the Additional Area to the third party for rent which is lower than the rent indicated by the Renter in its notice to the Tenant, then the Renter shall be obligated to re-propose the Additional Area to the Tenant at the same price offered to the third party. It is clarified that this Section shall apply every time such Additional Area becomes available in the Building.

[ * * * ] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission

13.	The Rent for the Term of Rent

13.1	The Rent for the Leasehold for the Term of Rent (without the Term of Option) was set by the parties as follows:

13.1.1	Rent for the office spaces on the Fourth Floor in the Building at an amount of [ * * * ] NIS per month (according to [ * * * ] NIS per sq m X 985 per sq m).

13.1.2	Rent for half the Third Floor in the Building at an amount of [ * * * ] NIS per month (according to [ * * * ] NIS per sq m X 490 per sq m).

13.1.3	Rent for parking spaces at an amount of [ * * * ] NIS – [ * * * ] NIS X 35 parking spaces.

13.2	VAT shall be added to the amounts specified in Sections 13.1.1, 13.1.2 and 13.1.3 according to its legal rate and subject to the Linkage Mechanism specified in Section 1.17 above.

13.3
The Rent shall be paid to the Renter by the Tenant due to every three rental months in advance, namely – a quarterly payment in advance. The Tenant shall receive five grace months (namely, five months during which the Tenant shall not be obligated to pay the monthly Rent for the Leasehold) to be counted as of the Date of Delivering Possession ("the Grace Period"). The Renter knows that the Tenant intends to renovate the Leasehold during the Grace Period. The Tenant shall start paying the Rent on October 1, 2010, every first day of the first month in each calendar quarter, while the Tenant shall deposit with the Renter pre-paid checks for each year of the Term of Rent. At the end of each year, accounting shall be held due to the fluctuations of the consumers' price index, if any. If the start date of paying the Rent shall be during a calendar quarter, the pro-rata Rent shall be paid due to the remaining time as of the start date of paying the Rent de facto until the end of the calendar quarter.

13.4	The payment shall be made against a due tax invoice.

[ * * * ] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission

13.5
Payment of the Rent and/or payment of the Management Fee and/or payment of the Management Fee – Airport City and/or taxes to the Local Authority and/or any other payment applying to the Tenant pursuant to this agreement, in full and in a timely manner, are material terms of this agreement. Any case of default in payment shall be considered as a material breach of this agreement by the Tenant and shall confer the Renter all the remedies pursuant to this agreement and the law, including the right to claim evacuation of the Tenant from the Leasehold immediately following a default in payment, provided that an arrear of up to 14 days shall not constitute a material breach of this agreement. In addition, the Renter undertakes to inform the Tenant of any such breach and allow the Tenant to remedy such breach within 14 days as of receiving the Renter's notice.

14.	The Rent during the Option Term

14.1
The monthly Rent during the Term of First and Second Options shall be at an amount equal to the Rent during the last month of the Term of Rent, together with linkage differentials and an addition of [ * * * ]  to the Rent and together with VAT according to the law, for each Term of Option, and according to the Linkage Mechanism as stated in Section 1.16 above (hereinafter: "the Rent During the Term of Option").

14.2
All the provisions in respect of the Term of Rent, including and without derogating from the generality of the aforesaid, the date of paying the Rent as stated in Sections 13.3, 13.4 and 13.5 above, shall fully apply to the Term of Option, respectively.

14A.	Rental at the Building's roof

14A.1
The Tenant is given the right to lease the roof of the Building or part thereof (hereinafter: "the Roof") for the purpose of placing antennas and/or other infrastructures, with the exception of areas which cannot be leased as they contain infrastructures of the Building, for a consideration of additional  [ * * * ] NIS per sq m per month which shall be added to the Rent as defined in this agreement, subject to delivering a 14-day prior notice to the Renter as to the Tenant's wish to lease the Roof and according to a blueprint to be prepared by the parties. It is hereby clarified that should the Tenant lease only part of the Roof, the Renter may rent the remaining part to another tenant.

[ * * * ] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission

14A.2
It is clarified that the addition to the Rent due to the Roof, to the extent that the option is realized pursuant to this Section, shall be paid together with the Rent for the other parts in the Leasehold, and the remainder of the provisions applying to the Rent due to the Leasehold shall also apply to the addition to the Rent due to the Roof.

14A.3	For the removal of any doubt, in proximity to the Tenant's wish to rent the Roof, an appendix shall be signed which regulates the terms for renting the Roof.

15.	Evacuation

15.1
The Tenant undertakes that at the earliest of the following - immediately upon the end of the Term of Rent and/or the Term of Option, if realized, and/or upon the cancellation of this agreement due to any reason – as the case may be (hereinafter: "the Date of Evacuating the Leasehold"), it shall evacuate the Leasehold and deliver the possession therein to the Renter when the Leasehold is empty of any person and object which do not belong to the Renter, at such condition as it was at the Date of Delivering Possession, clean and tidy, except for reasonable wear and tear. The Leasehold shall be delivered to the Renter when it includes any renovation, improvement, addition, alternation, repair or facility which are permanently attached to the Leasehold (except for telephone lines that were installed by and at the expense of the Tenant), which shall become the Renter's property, everything even if these have been installed in and/or added to the Leasehold by the Tenant and at its own expense, unless the Renter demanded that the Tenant should remove such facilities and additions from the Leasehold, in full or in part, in which case the Tenant undertakes to comply with this request at its own expense and reinstate the Leasehold to its previous condition, in full or in part, everything in accordance with the Renter's instructions.

15.2
For the removal of any doubt, it is clarified that any object and/or equipment and/or accessory which is not the Renter's property pursuant to this agreement and which has been left in the Leasehold following the Tenant's evacuation shall become the Renter's property unless it has been evacuated from the Leasehold within 7 days from the date of receiving the Renter's request to evacuate it, and the Tenant hereby waives any claim and/or demand and/or lawsuit in respect thereof.

15.3
Subject to the content of this agreement regarding alternations in the Leasehold, upon returning possession in the Leasehold by the Tenant to the Renter, the Leasehold shall be inspected by the Renter. Upon returning possession in the Leasehold, a list shall be made specifying all the repairs the Tenant must carry out pursuant to the provisions of this agreement, including repairs of damages and malfunctions and repairs relating to reinstating the Leasehold to its previous condition.

15.4	The Tenant must carry out the require repairs according to the list within 14 days from the date the list was prepared.

15.5
Should the Tenant disagree with any of the Renter's requirements for carrying out the repairs, this shall be resolved by an arbitrator to be determined by the parties' mutual agreement, not later than 7 days as of the date of any party approaching the other, in writing, regarding the appointment of an arbitrator. In case the parties fail to reach an agreement within such 7 days, the arbitrator shall be appointed by the Chairman of the Israel Engineers Association for Construction and Infrastructure.

16.	Using the Leasehold

16.1
The Tenant undertakes to repair at its own expense, until up to 7 working days under the circumstances, all the damages caused during the Term of Rent (except for liability to Special Damages, as defined hereunder), including all the damages incurred by it and/or by anyone on its behalf and/or by visitors, clients, employees, workers and/or anyone else, with the exception of reasonable wear and tear.

16.2
It is hereby agreed that the Tenant shall not be liable to material contractual damages which shall be revealed during the Term of Rent, in those parts of the Leasehold which are built by the Renter, or which result in any other way from the mere construction and/or location of the Leasehold, or to any other damage to the Building which results from Force Majeure or material damages resulting from the faulty construction of the Building, but excluding damages of any kind which directly and/or indirectly result from the adjusting construction works performed by the Tenant (hereinafter: "the Special Damages"), provided that the Special Damages as stated in this sub-section have not resulted in any way from a deed and/or failure on the part of the Tenant and/or under its liability and/or anyone on its behalf in the part of the Leasehold where the aforesaid Special Damages have been revealed.

16.3
It is agreed that the Renter shall be liable to repair the Special Damages, at its own expense, within a short period of time considering the circumstances and the damages concerned, starting from the date the Tenant reports, in writing, the occurrence of the Special Damages, and subject to the Tenant cooperating with the Renter as required in this regard. It is further explicitly agreed that the engineer shall determine whether a damage that has been revealed is a Special Damage as aforesaid and how and when it should be repaired.

16.4	In addition, it is agreed that the Tenant shall not be entitled to any compensation due to the aforesaid Special Damages, with the exception of the Renter's said obligation to repair them.

16.5
The Renter declares that should it fail to repair the Special Damages and/or execute the adjustment works stated in Section 16.2 within a reasonable period of time, the Tenant may, but is not obligated to, execute any repair and take any action as it sees fit for the purpose of repairing the Special Damages, at the Renter's expense. Urgent repairs and/or adjustments which may negate and/or substantially limit  the use in the Leasehold shall be immediately repaired by the Tenant, after delivering a notice to the Renter, and the Renter shall indemnify the Tenant due to the cost of performing the repair and/or adjustment immediately upon the Tenant's request, against invoices.

16.6	The Renter may enter the Leasehold for the purpose of realizing its right as stated in this Section, after delivering the Tenant a warning reasonable time in advance and under the circumstances.

16.7
The Tenant undertakes to allow the Renter and/or anyone on its behalf to enter the Leasehold at any reasonable date and time and with prior coordination, in order to inspect the Leasehold or to perform works in the Leasehold pursuant to this agreement. The Renter declares and confirms that if during and as a result of the works being performed by it and/or on its behalf in the Leasehold, a damage and/or injury occurs in the Leasehold, it shall repair any such damage and/or injury and reinstate the Leasehold to its previous condition as soon as possible, and the Tenant confirms that it shall have no claim or contention against the Renter, except for repairing the damage and reinstating the Leasehold to its previous condition, as aforesaid.

16.8
Reinstating means – the repair of any damage or injury that shall reinstate the Leasehold to the condition it was when the Tenant received the Leasehold from the Renter. For the removal of any doubt, it is hereby clarified that the Renter does not undertake to repair indirect damages caused to the Leasehold and/or to the objects therein as a result of defects revealed in the Leasehold and/or repairs, except for damages caused as a result of negligence of the Renter and/or anyone on its behalf.

16.9	The Renter shall take reasonable means which are required to reduce the interference with using the Leasehold as a result of the works should it be possible to reduce it.

17.	Licensing and licenses

17.1
The Tenant declares that it is knowledgeable of the terms required for the purpose of obtaining any license and/or confirmation and/or permit for the purpose of operating its business in the Leasehold and the work therein as it stated in Section 8 above, and that prior to signing hereof it examined de facto the suitability of the Leasehold to its needs and to the Purpose of Rent and the possibility to receive the licenses, permits and confirmations legally required to operate the Leasehold according to the Purpose of Rent, and found all the above suitable for the Purpose of Rent.

17.2
The Tenant undertakes to obtain all the licenses and/or permits and/or confirmations legally required for the purpose of operating and/or managing its business in the Leasehold from any municipal and/or local and/or governmental and/or other authority.

17.3
The Tenant declares that the Renter is not liable towards it for the receipt of any such license and/or permit and/or confirmation. If the use according to the Purpose of Rent requires a legal license, the Tenant undertakes to attend to obtaining such license. The Tenant shall bear any liability due to running an unlicensed business in the Leasehold in case such license is required. If, due to any reason, the Tenant fails to obtain a permit to run its business in the Leasehold, this shall not release the Tenant from paying the Rent until the end of the Term of Rent pursuant to this agreement.

17.4
The Tenant undertakes to attend to, throughout the entire Term of Rent, the renewal of any license and/or permit and/or confirmation required for a business in the Leasehold, such that throughout the entire Term of Rent and/or the Term of Option and any part thereof, the work in and the operation of the Leasehold is carried out as required by the law and pursuant to the terms of any license, permit, confirmation, provision, regulation and order issued from time to time by any competent authority in connection with the business managed in the Leasehold.

17.5
If any competent authority conditions granting the license, permit or confirmation required for operating the Tenant's business in the Leasehold with making alternations in the Leasehold or anywhere else in the project, the Tenant undertakes to request the Renter's written, prior consent to execute any required alternation. The Renter may agree to or reject the request, provided it shall only refuse due to reasonable reasons.

17.6	In case the Renter agrees to the request, the Tenant may only execute the alternations in the Leasehold pursuant to the Renter's terms which shall be given in writing and at the Tenant's sole expense.

17.7
In case the Tenant wishes to place external signposting on and/or near the Leasehold, the Tenant shall be liable to obtain all the confirmations and licenses, including a license from Airport City, everything at its sole liability and expense. The Renter hereby agrees that the Tenant places signposting in the Leasehold, provided that Airport City and/or the authorities provide their consent thereto. The Tenant releases the Renter from any liability in respect of the signposting. The size and content of the sign shall be brought to the Renter's approval.

The parties agree that if, due to any reason, the authorities' confirmation to placing the signpost is not given and/or a judicial order of any kind is issued against placing the sign, the Tenant shall have no claim and/or demand against the Renter in this regard.

18.	Works in the Leasehold following Delivering Possession

18.1	The Tenant receives possession in the Leasehold AS IS on the Date of Delivering Possession, subject to the Renter's representations and with the exception of concealed defect and/or fault.

18.2	The parties agree that the Tenant shall carry out works in the Leasehold at its own expense according to an organized plan to be submitted to and approved by the Renter.

18.3
The Renter provides to the Tenant architect services (including preparation of superposition and quantities list), air condition advisor, electricity advisor, plumbing advisor, security advisor, electricity works and safety advisor. In addition, the Renter undertakes to allow the company to place signposting at the façade of the Building according to the terms of the T.B.P and the consent of Airport City.

18.4
Notwithstanding the content of Section 18.2 above, the Tenant undertakes not to perform any internal and/or external alternation in the Leasehold, not to add any addition, not to demolish or change any part and/or facility in the Leasehold and not to allow or permit any repair and/or alternation and/or addition and/or renovation and/or demolition without the consent of the Renter, the Management Company and Airport City Management, to be provided in writing and in advance. The Renter may agree to or refuse the Tenant's request, provided that it reasons its decision. The Renter shall not unreasonably refuse the Tenant's request. The Renter may prevent the execution of any action which is contrary to this Section and demolish and remove any alternation, addition, renovation or repair made contrary to this Section, everything at the Tenant's expense.

18.5
In any event, the Tenant may not make in the Leasehold any alternations or additions which do not constitute internal alternations, and it shall not make any alternations relating to the construction and/or systems of the Building, including the air conditioning, plumbing, elevator systems etc., as these alternations require the receipt of permits and confirmations from the competent authorities as well as the receipt of the competent authorities' confirmations following the execution of said alternations, including Form 4.

18.6
In any event the Renter approves that the Tenant makes alternations and/or renovations and/or additions and/or demolition in the Leasehold as specified in this Section, the Tenant shall solely bear the payment for these actions, and the provisions of this agreement in respect of works in the Leasehold shall apply to these actions. In addition, prior to performing the works, the Tenant shall present to the Renter confirmations form the Fire Brigade and the Home Front Command for executing the works.

18.7
The Tenant agrees that to the extent that it leases part of the Building's Roof, according to its right pursuant to Section 14A, the use of the Roof is a mere right of use entailing the Tenant's undertaking to keep the terms and rules pursuant to the Law and regulations. The Tenant also undertakes to keep the equipment located on the Roof which belongs to the Renter and/or other tenants and to give immediate access to the Renter whenever required.

18.8
Without derogating from the Tenant's liability as stated in this agreement, the Tenant shall be liable to any damage of any kind that shall be caused to the Leasehold and/or the project and/or any person and/or property due to and/or during said works, if such damage is caused.

18.9
The Tenant shall bear the costs for repairing the Leasehold and/or any part thereof such that this repair is required as a result of executing the works by the Tenant, immediately upon the Renter's request.

18.10
All the repairs and/or alternations and/or additions and/or renovations and/or improvements made by the Tenant in the Leasehold and all the attached fixtures to the Leasehold (hereinafter: "the Changes") shall, at the end of the Term of Rent, including upon replacing the Tenant, transfer to the possession and ownership of the Renter, and the Tenant hereby waives any claim and/or demand in respect thereto. For the avoidance of any doubt, it is hereby clarified that the Tenant shall not be liable to any payment due to the Changes; however, should the Renter require that the Tenant reinstates the Leasehold to its previous condition, as it was prior to signing hereof, in full or in part, the Tenant shall reinstate the Leasehold to its previous condition, at its own expense, in full or in part, according to the Renter's request, and shall take into its possession, pursuant to the Renter's instructions, said Changes, as defined above, and shall leave the Leasehold empty of any person and object, with the exception of the Changes the Renter wants, as aforesaid.

19.	Building, maintenance and repair works

The Tenant hereby agrees that whenever the Renter is entitled to execute building, maintenance, repair and management works which are required and/or related to the Building or the Leasehold, even if they shall interfere with the use of the Leasehold, provided that the Renter takes reasonable means which are required to reduce such interference to the extent it is possible to reduce it. The Renter shall bear the costs of repairing the Leasehold and/or and part thereof to the extent that such repair is required as a result of executing the aforesaid works by the Renter.

20.	The management company

20.1
The Tenant hereby agrees that the Renter may replace the management company of the Leasehold, from time to time, at the Renter's sole discretion, provided that this shall not change any of the Tenant's rights pursuant to the Management Agreement and/or impose on the Tenant additional undertakings or increase the agreed upon Rent.

20.2	The parties agree that the Airport City Management Agreement is the agreement attached to this agreement which is the standard management agreement applying to all tenants in Airport City.

20.3	The parties agree that the management agreements with the management company which bind the parties are the standard management agreements applying to all the Renter's tenants.

21.	Taxes and expenses

21.1
The Tenant undertakes to bear and it shall bear all the taxes and expenses incurred due to holding the Leasehold as specified above and hereunder, starting on the Date of Delivering Possession in the Leasehold to the Tenant, whether they currently exist or shall exist in the future due to the Term of Rent and pay the relevant amounts, whether the payment requirement for them was addressed to the Renter or not, on the legal date for paying them, and in the absence of such date, immediately upon receiving the Renter's request.

21.2
Payments to Airport City Management which apply to the Tenant pursuant to the provisions of the Management Agreement, at an amount of [ * * * ]  NIS or any other amount to be set and apply to all tenants.

21.3
Business taxes, governmental, municipal taxes (including rates) and any other tax deriving from holding and/or leasing and/or using the Leasehold including new taxes and/or taxes imposed on a tenant rather than on a landlord.

21.4	All the payments and other expenses due to using and holding the Leasehold, including supply of water, electricity, fuel, telephone and other communication services, gas etc.

21.5	The Renter undertakes to bear the taxes applying to the Leasehold which the Tenant is not obligated to bear as specified in this Section above and this agreement in general.

21.6
The Renter undertakes to bear the payment for all the taxes which naturally apply to the owners of a real estate (rather than to the holders thereof) such as purchase tax, if any, land betterment levy and payments to the Israel Land Administration.

[ * * * ] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission

21.7
The Tenant undertakes to present to the Renter, from time to time, at the Renter's request, all the receipts and/or confirmations attesting that all the payments applicable thereto pursuant to this agreement have indeed been paid in a timely manner.

22.	Default

22.1
Should the Tenant fail to pay any of the payments it must pay the Renter and/or Airport City Management pursuant to this agreement, the Tenant shall pay the Renter, as the case may be, the interest for delay in respect of the sum in arrears, as stated in Section 1.18, in addition to the linkage differentials in respect of the consumers' price index.

22.2	Linkage and interest shall be calculated for the period starting on the date the Tenant was required to pay the amount in arrears until the date of actual payment.

22.3
In case the amount in arrears refers to an amount paid by the Renter instead of the Tenant to a third party which the Tenant should have paid said third party, the aforesaid interest shall be calculated for the period starting on the date the Renter paid the amount in arrears to the third party until the date it was paid off by the Tenant. In case the Renter pays interest and/or penalty for delay to the third party due to the Tenant's default, the interest and/or penalty for delay shall be calculated as part of the debt principal the Tenant is required to reimburse the Renter, as the case may be.

22.4
Payment of linkage differentials and interest pursuant to this Section shall not derogate from the Renter's right to any other remedy stated in this agreement and/or any law, including, without derogating from the generality of the aforesaid, evacuation of the Leasehold as well as any other remedy deriving from breaching the agreement as a result of the default; receiving such linkage differentials and/or interest shall not be construed as a waiver on the part of the Renter of any other remedy and/or as prejudicing any right conferred to the Renter pursuant to the agreement and/or any law.

23.	Allocation of payments

23.1
In case interest for delay is added due to any debt that one party owes to the other party pursuant to this agreement, then any payment paid by the owing party to the other party shall first be allocated towards paying off all the interest for delay which shall be added as aforesaid to the paying party's debit.

23.2
In case any amount paid by one party to the other bears, fully or partly, VAT and the paying party is the party that bears the payment thereof pursuant to this agreement – the payment paid by said party to the other party, including VAT, shall be considered and allocated to paying off such part of said amount and of the said tax which are due for said part, which together amount to the sum paid as aforesaid.

24.	Final accounting

24.1
At the end of the Term of Rent and/or the Term of Option and/or upon the cancellation of this agreement due to any reason, the Renter and the Tenant shall make final accounting (in this agreement: "the Final Accounting").

24.2
For the purpose of making the Final Accounting the Tenant shall provide the Renter confirmations from any municipal and/or governmental and/or other authority and/or from any other organization to which the Tenant undertook to make payments under this agreement, directly or indirectly, attesting that as at the date of the confirmation the Tenant paid all the payments due to the Term of Rent, including principal and/or interest and/or linkage differentials and/or penalties and/or any other debt, due to said period.

24.3	A term for making the Final Accounting and/or for making any payment on the part of the Renter thereafter is evacuation of the Leasehold in a timely manner by the Tenant.

24.4	To the extent that the parties can control this, they shall act such that the Final Accounting shall end no later than 90 (ninety) days as of the date of evacuating the Leasehold.

25.	Assignment of rights by the Tenant

25.1
The Tenant hereby undertakes not to assign, transfer, hand over, sell, share, rent (including sublet), grant permission to use, give possession in, share the management and/or operation of, lease the Leasehold or charge all or some of its rights pursuant to this agreement to another or others, with or without consideration, prior to receiving the Renter's written, prior consent.

25.2
Notwithstanding the content of Section 25.1 above, the Tenant may rent the Leasehold, or any part thereof, to the Tenant's long standing, familiar clients (the Renter may verify the fulfillment of this term). In such case, the Tenant shall notify the Renter 30 days in advance and in writing of its wish to sublet a certain area and the Renter may object to the sublet due to reasonable reasons.

25.3
The Tenant undertakes not to register its rights pursuant to or in connection with this agreement at the Land Registry Bureau or at the Administration or otherwise and not to register a warning note in connection with its said rights.

25.4
Transferring and/or assigning and/or endorsing the Tenant's rights without receiving the Renter's consent as aforesaid constitutes a material breach of this agreement, which confers the Renter all the remedies available thereto pursuant to this agreement and any law in connection with a material breach of the agreement.

25.5	Notwithstanding the aforesaid, the Renter declares that it shall not object to the transfer of the full rental rights to another during the Term of Rent under the following terms:

25.5.1
The Tenant shall find another tenant to replace it whose identity shall be at the full satisfaction of the Renter which shall only object thereto due to reasonable reasons and/or due to reasons relating to the Renter's members also being members of a religious Moshav.

25.5.2	A new rent agreement shall be signed with the proposed tenant, under such terms which are not less favorable than the terms of this agreement.

25.5.3	The new tenant shall provide securities for fulfilling its undertakings at the Renter's full satisfaction.

25.5.4	The Tenant shall bear the expenses of preparing the rent agreement between the Renter and the new tenant at an amount equal to one month Rent + VAT.

25.5.5
The new tenant and the Tenant shall coordinate the distribution of ongoing expenses prior to the Date of Delivering Possession in the Leasehold (management fee, taxes, electricity etc.) from the Tenant to the new tenant.

25.5.6	The Tenant shall bear the marketing costs for locating a new tenant which the Renter incurred, if any.

26.	Lien or mortgage by the Renter

26.1
The Renter may mortgage and/or charge and/or assign and/or sell and/or rent and/or lease and/or transfer all or part of this agreement and all or part of its rights and/or its rights in the Property and in the Plot, to another or to others, in any way the Renter finds fit at its sole, absolute discretion, without having to obtain the Tenant's consent, provided that the Tenant's rights pursuant to this agreement are not prejudiced.

26.2
The Tenant undertakes to assume and fulfill all the provisions of this agreement in respect of anyone replacing the Renter, if any, and such mortgage, charge, assignment, sale, rent, lease or transfer do not and shall not prejudice the Tenant's rights pursuant to this agreement nor shall they add any further undertaking pursuant thereto.

26.3
The Tenant undertakes to sign, at the Renter's request, any document or confirmation required, at the Renter's opinion, from time to time, for one of the purposes listed in this Section, and it undertakes not to condition its signing or consent to sign. The Tenant undertakes and releases the Renter from the need to receive a separate or additional consent and from requiring its signature.

27.	Insurance and liability

27.1
Fulfilling the insurance requirements specified hereunder at the Renter's request does not exempt the Tenant and anyone on its behalf from any responsibility and/or liability for damages incurred by the Renter and/or claims to be submitted against it by a third party due to the Tenant's deeds and/or failures and/or due to non-fulfillment of any of its undertakings towards the Renter pursuant to this agreement and/or any law.

27.2
The Tenant shall attend to a comprehensive insurance cover for all its activities on the Roof, whether in installment or in use. The Tenant also undertakes to indemnify the Renter or other tenants due to any damage to be caused to their equipment on the Roof as a result of the Tenant's activities.

27.3
It is hereby agreed and stated that the requirements specified in the Insurance Appendix attached as Appendix E to this agreement are minimal only, and that the Tenant may, but is not obligated to, take other insurances to cover its liability and property and due to its liability pursuant to this agreement and any law. The Renter has and shall not have any liability due to the nature and/or scope of the insurances required by the Tenant as specified hereunder, including due to the insurance confirmation appendix which the Tenant's insured are required to sign, and the Tenant shall have no claim in connection with the nature and scope of such insurances, whether or not they were inspected by the Renter and/or approved thereby as being satisfactory.

27.4
The Tenant undertakes to indemnify the Renter for any damage and/or expense incurred thereby or which it is required to bear according to a peremptory rule resulting from any third party claim, including the Tenant's workers and/or employees and/or invitees and/or clients and/or visitors, as a result of damage caused under the liability of the Tenant and/or its workers and/or anyone on its behalf, subject to providing to the Tenant a written notice, at a reasonable time, as to receiving such demand and/or to the filing of such claim and providing the Tenant the right to defend against such demand and/or claim.

27.5
The Renter undertakes to indemnify the Tenant for any damage and/or expense incurred thereby or which the Tenant is required to bear according to a peremptory rule resulting from any third party claim, including the Renter's workers and/or employees and/or anyone on its behalf, as a result of damage caused under the liability of the Renter and/or its workers and/or anyone on its behalf (and without derogating from the generality of the aforesaid, any claim on the part of the Moshav against the Tenant which derives from the Renter's rights in the Leasehold), subject to providing to the Renter a written notice, at a reasonable time, as to receiving such demand and/or to the filing of such claim and providing the Renter the right to defend against such demand and/or claim.

27.6
The Tenant undertakes to insure its liability towards any third party, including its workers and/or employees and/or invitees and/or clients and/or visitors and/or neighboring tenants as well as its property and content of the Leasehold of any kind, which is under its ownership and/or liability, against the risks specified in the attached insurance confirmation appendix. The third party liability policy shall be expanded to indemnify the Renter due to its liability to the Tenant's deeds and/or failures. In addition, the Tenant undertakes that a confirmation shall be given by the insurance company according to which it shall not cancel or narrow the policy prior to informing the Renter, by a registered letter, of its intention to do so, everything pursuant to the provisions of the Insurance Contract Law, 5741-1981.

27.7
Prior to the start of using the Leasehold, the Tenant must provide the Renter the insurance confirmation (hereinafter: "the Insurance Confirmation") which is attached as Appendix E to this agreement and which confirms the value of insurances. Provision of the Insurance Confirmation shall be deemed to have been completed only after receipt of the Renter's written approval that the Insurance Confirmation was received at its satisfaction.

27.8
In addition, the Insurance Confirmation shall also include a confirmation from the insurance company according to which it explicitly waives, in writing, any right to subrogation or to filing a claim it may have against the Renter, in connection with the insurance provided thereby pursuant to Sections 1 and 4 to the Insurance Confirmation.

27.9
The Tenant undertakes to notify the Renter of any damage or claim incurred thereby and/or filed against it and/or incurred by any third party, and to allow the Renter to examine, at a reasonable time, its liability or rights in each such case.

27.10
In case a confirmation as stated in sub-section 27.7 was not submitted to the Renter, the Renter may – but is not obligated to – take insurances as specified hereunder in the Insurance Confirmation, instead of the Tenant, and charge it with all its expenses for such insurances, including for management and consultation, and together with overhead expenses at a rate of 20%, and deduct these expenses from the Rent paid thereto by the Tenant, and this part of the expenses shall be deemed unpaid rent, and it shall be subject to all the relevant provisions in this agreement.

27.11	The Tenant undertakes to update the property insurance amounts from time to time such that they shall always reflect the full value of the joint property.

27.12
The Renter hereby undertakes to take and keep, throughout the entire Term of Rent, structure insurance, including the Leasehold and including loss of rent, and third party liability insurance, in "Bit" format, and the Renter undertakes to take employers' liability insurance if it has any workers in the Building in the future. It is agreed that the third party liability policy shall be expanded to indemnify the Tenant due to its liability to any of the Renter's deed and/or failure. In addition, to the extent that there shall be employers' liability insurance in the future, this policy shall be expanded to indemnify the Tenant should it be considered as an employer of any of the Renter's employees, if any. The insurances stated in this Section shall include a subrogation waiver clause towards the Tenant. At the Tenant's written request, the Renter shall provide insurance confirmation in respect of these insurances when it is signed by the insurer.

27.13
It is hereby clarified for the removal of any doubt that should there be any discrepancy between the provisions of this agreement and the provisions of the Insurance Confirmation, the provisions of the Insurance Confirmation shall govern.

28.	Compensation

In case whereby one party is required to take a certain action or make a certain payment pursuant to and/or deriving from this agreement (hereinafter: "the Owing Party") and it fails to take such action and/or make such payment under such terms and manner as required pursuant to this agreement and/or any law, the complying party may (but is not obligated to) take such actions and/or make such payment instead of the Owing Party, provided it delivered the Owing Party a 30-day prior notice (or of a shorter period of time if the action required is urgent, as the case may be) for fulfilling its undertakings, and the Owing Party failed to fulfill them in said period of time, and if the complying party acted accordingly, the Owing Party shall be required to pay the complying party any reasonable amount expensed by the complying party in connection with said action and/or said payment, no later than twenty (20) days after receiving the complying party's written demand specifying its expenses (together with references supporting its expenses – if any). Interest and VAT according to the law shall be added to any amount which is not paid by the Owing Party to the complying party during the aforesaid period of time, at a rate of interest for delay which is calculated staring on the date when the complying party expensed the amount subject of said demand until the date of fully reimbursing it to the complying party.

29.	Securities

29.1
As guarantee to securing and fulfilling all the Tenant's undertakings pursuant to this agreement, including and without derogating from the remainder undertakings of the Tenant, the timely evacuation of the Leasehold, payment for damages caused to the Leasehold which is at the Tenant's liability pursuant to this agreement, payment of the Rent and the other payments imposed on the Tenant pursuant to this agreement, the Tenant deposits with the Renter, upon signing hereof, a bank guarantee at an amount of  [ * * * ]  NIS ( [ * * * ] NIS) which is equal to the payment of  [ * * * ] Rent together with VAT according to the law (above and hereinafter: "The Bank Guarantee"), which shall be in force for a period of one year and shall be extendable by one year each time, at the Tenant's full, absolute responsibility.

[ * * * ] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission

It is hereby clarified for the avoidance of any doubt that in case the guarantee is not extended by the Tenant, this shall constitute a material breach of this agreement and the Tenant may resort to all the remedies available thereto due to a material breach.

29.2
Should the Tenant breach any of its undertakings pursuant to this agreement, and without derogating from the generality of this definition, in particular should if fail to make any payment applying thereto pursuant to this agreement and/or should it fail to evacuate the Leasehold on time and/or cause any damage to the Leasehold, the Renter may realize the Bank Guarantee within 14 days from the date of the breach, and use the money, inter alia, to remedy the breach and for compensation due to the breach, provided it gave the Tenant a warning, by registered mail, in respect of realizing the guarantee and/or the note at least 7 business days prior to the execution and/or making thereof. Any balance, if any, shall be reimbursed to the Tenant only following evacuation of the Leasehold de facto and returning possession therein to the Renter as stated in Sections 15 and 24 above.

29.3
The Tenant declares and undertakes that providing guarantees pursuant to this agreement and/or the realization thereof by the Renter and/or the management company shall not be considered as waiving and/or prejudicing any of the rights of the Renter and/or the management company, including – and without derogating from the generality of the aforesaid – their right to any remedy conferred thereto by this agreement or any law.

29.4
In addition, it is hereby clarified and agreed that the undertakings, guarantees and other securities provided by the Tenant pursuant to this agreement shall not depend on each other for the purpose of realizing them, shall be in addition to each other and shall not derogate one from the other.

30.	Relieves and remedies

30.1
Without derogating from any other provision of this agreement and without derogating from it being a material breach, pursuant to any law and/or specific provision in this agreement, it is agreed that any default in any of the payments the Tenant is required to pay pursuant to the provisions of this agreement to the Renter and/or to any third party, and following sending a warning by the Renter by a registered letter, and following a waiting period of thirty (30) days, shall be considered as a material breach for the purpose of this agreement.

30.2
Due to any day of delay in evacuating the Leasehold, for any reason and no reason, the Tenant shall pay the Renter, as pre-evaluated liquidated damages, an amount equal to [ * * * ]  NIS ([ * * * ] NIS) per day, due to any day of delay in evacuating the Leasehold from the date of evacuation until the date of returning the Leasehold to the Renter de facto, according to the terms specified in Section 15 above. This shall not derogate from the Renter's right to claim the damages incurred thereby as a result of the delay in evacuation, and/or from its rights to the remedies set in the Contracts (Remedies for Breach of Contract) Law, 5739-1970.

30.3
This amount was determined and agreed upon between the parties as pre-estimated liquidated damages which was evaluated by the parties under their discretion and in advance as the reasonable amount of damage that was and/or shall be incurred by the Renter due to non-evacuation of the Leasehold on the date of evacuating the Leasehold. However, this shall not derogate from and/or prejudice any other right pursuant to this agreement and/or any law which is available to the Renter, including and without derogating from the generality of the aforesaid, the Renter's right to compensation, its right to realize the securities given thereto and its right to claim the fulfillment of the Tenant's undertakings pursuant to this agreement, and any payment pursuant to this Section shall not release the Tenant from its duty to evacuate the Leasehold and/or from any other duty.

30.4
The Tenant declares and undertakes that if it fails to evacuate the Leasehold as stated in this Section, the Renter shall be entitled, in addition to the remedies conferred thereto pursuant to this agreement and any law, to claim from the Tenant all the amounts, payments, taxes, obligations, adequate usage fee, expenses, losses and/or damages for the period between the date of evacuating the Leasehold and the date of its evacuation de facto, everything without derogating from the Tenant's obligation to evacuate the Leasehold.

30.5
For the avoidance of any doubt, the Tenant states that payments pursuant to this Section shall not create rental relationship between the parties in respect of the period following the evacuation of the Leasehold.

[ * * * ] Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission

30.6
The provisions of Sections 4, 5, 6, 8-16, 18, 21, 22, 24, 25, 27, 29, 30, 31 and 36 are material provisions and the breach of any of them shall be considered a material breach, due to which the injured party may cancel the agreement, without derogating from any right and/or remedy of any kind.

30.7
Without derogating from the Tenant's undertakings pursuant to this agreement and the Renter's right to receive any other remedy and/or relief, the Renter shall have the right to immediately cancel the agreement thereby immediately ending the Tenant's  right to hold the leasehold, and the Renter may claim the immediate evacuation of the Leasehold by the Tenant and/or take possession in the Leasehold if a liquidation order was issued against the Tenant and/or a receiver and/or a special administrator was appointed therefor and/or the Tenant is under procedure freezing and/or any other proceeding under which the Tenant states that it is insolvent.

31.	Offset

The Renter may offset any amount due thereto from the Tenant and/or which must be paid by the Tenant pursuant to this agreement and/or any amount due to the Tenant and/or credited thereto in its account pursuant to Section 29 above. The Tenant may not offset any amount it claims due thereto by the Renter.

32.	VAT

VAT (if required by the law) shall be added to any payment either of the parties is required to pay to the other pursuant to and/or deriving from this agreement, to be paid by the party obligated to pay said payment to the entitled party against a due tax invoice.

33.	Business day

In any event whereby a certain date was scheduled for making any payment pursuant to and/or deriving from this agreement on a day which is not a business date, the date of making said payment shall be delayed to the first business day following said date.

34.	Legal handling

The Tenant states that it is aware that Moshe Zohari & Co. Law Office represents the Renter in the transaction subject of this agreement, that it does not represent the Tenant, and that the Tenant may be represented in this transaction by any other attorney.

35.	Cooperation

35.1	The parties undertake to act in good faith towards each other.

35.2
Each party shall sign any declaration, report and/or any other document which should be signed pursuant to any law in connection with the execution and/or fulfillment of this agreement and shall submit it to any authority to which it should be submitted, not later than the date set to that end pursuant to the law, and shall also sign any such declaration, report and/or any other document which are required and/or beneficial in order to validate the provisions of this agreement and/or as derives therefrom.

35.3
Each party shall pay any payment (including Obligatory Payments) applying thereto pursuant to this agreement and/or any law due to the execution of this agreement and/or for the purpose of fulfilling it and validating the provisions thereof.

36.	Entire agreement

The content of this agreement embodies the entire agreements between the parties and includes any promise, understanding, publication and other exchanges including any representation prior to the execution thereof. Upon the parties' signing this agreement, any discussion, negotiation, draft, registration form, prospect, publication, representation and declaration or other documents or promises which existed and/or made between the parties and/or anyone on their behalf, in writing or orally, in connection with the Leasehold and/or the Building and/or this agreement are null and void, unless they were confirmed in a written document signed by all parties on the date of signing hereof or thereafter.

37.	Silence and non-action

The parties hereby agree that – unless otherwise explicitly stated in this agreement – in any case whereby any party fails to use or delays using any of its rights which derives from or is related to this agreement, this fact shall not be deemed as waiving these rights or as any kind of admission on its part or any precedent, both regarding the case in respect of which it had the possibility to use said right and regarding any case thereafter, and same party shall be entitled to use its rights which derive from the agreement and/or from the law and which are related thereto and/or derive therefrom at any time it so finds fit.

38.	General

38.1	Any change or addition to this agreement shall be made in writing and signed by the parties following receiving the confirmation of the each party's competent institutions.

38.2
This agreement embodies the agreements between the parties and no change and/or waiver and/or digression from the provisions of this agreement shall be valid unless made in writing and signed by the legal signatories of the parties to this agreement.

38.3	This agreement annuls any previous agreement between the parties, whether given, made or provided orally or in writing.

38.4
Wherever it is written "contract" and/or "this contract" and/or "agreement" and/or "this agreement" in this agreement, the intention is to this agreement and all its appendixes, whether those attached thereto in fact or those referred to therein.

38.5
The jurisdiction to discuss this agreement and/or any dispute deriving therefrom and/or related thereto is hereby solely conferred to the court of subject-matter jurisdiction located in the central district.

38.6	Any payment and/or any of the Tenant's charges shall be made and/or given, unless otherwise explicitly stated in this agreement, at the Renter's office as stated in the preface.

39.	Addresses and notices

The addresses of the parties for the purpose of this agreement are:

The Renter – POB 297, Ben Gurion Airport, Lod 70100

The Tenant – 4 Hagoren Street, Omer Industrial Park

or any other address of any of the parties of which it notifies the other party, in writing, at least 15 days in advance. Any notice delivered from one party to the other pursuant to this agreement or by virtue thereof shall be in writing.

Any notice, including judicial documents, sent to the other party by a courier or facsimile during normal working hours shall be deem to have reached its destination upon delivering it at same address, and any notice sent to the other party by registered mail shall be deem to have reached its destination at the end of seven (7) days from the time it was sent by mail as aforesaid, provided that the notice sent in any of the above ways is sent to the address according to the above addresses.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement:

RRsat Global Communications Network Ltd.	Nahalot Bareket - Agricultural Cooperative Ltd.
(Stamp & Signature)	(Stamp & Signature)
The Tenant	The Renter

Endorsement

I hereby confirm the signature of the Renter's signatories on this agreement.

Moshe Zohari, Adv.

             (Stamp & Signature)

          Adv.

I hereby confirm the signature of the Tenant's signatories on this agreement.

     Itai Sadeh, Adv.

             (Stamp & Signature)

          Adv.

Appendix A

(Blueprint of the Plot)

Appendix B1

(Blue print of 3rd floor)

Appendix B2

(Blueprint of the 4th floor)

Appendix C – Summary

The appendix contains a description of the services to be provided by Dalkia-Orly Ltd. the maintenance company of the building.

Services include cleaning, maintenance, janitor, security, periodic treatments and collection.

The appendix also contains the fees to be paid to Dalkia-Orly Ltd. in consideration for the foregoing services.

Appendix D - Summary

The appendix is an agreement is a standard form agreement with Airport City Management and Maintenance (1999) Ltd. ("Airport City").

The agreement set forth Airport City's responsibilities in connection with maintenance services in the communal areas of the Airport City Industrial Zone, including:

•	Water supply to each building.

•	Maintenance of sewage and drainage systems.

•	Gardening.

•	Enforce instructions of the city plan.

•	Sanitation services.

•	Maintenance of communal infrastructure, including roads, paths, pavements and parking areas.

The agreement also contains the fees to be paid to Airport City in consideration for the foregoing services.

Appendix E – Summary

The appendix is a form of insurance certification required to be submitted by the Tenant. Insurance includes:

•	Property insurance

•	Third party liability insurance

•	Employer liability insurance

Appendix H

Maintenance and Use Instructions

The appendix contains detailed instructions on the use and maintenance of the facilities of the Building and Leasehold.